Exhibit 99.1

TransDigm Acquires Aero-Instruments Co., LLC

CLEVELAND, September 17, 2012 /PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG) announced today that it has completed the acquisition of Aero-Instruments Co., LLC (Aero or the Company), for approximately $35 million in cash. Aero, located in Cleveland, Ohio, employs approximately 60 people and has been a supplier of proprietary, highly engineered components to the aerospace industry since 1925.

Aero designs and manufactures highly engineered air data sensors including pitot probes, pitot-static probes, static pressure ports, angle of attack, temperature sensors and flight test equipment for use primarily in the business jet and helicopter markets. Over 60% of total revenue is derived from the aftermarket and military revenues are about 20% of total revenue.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com